UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM S-8

                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933



                 Electronic Identification, Inc.
     (Exact name of registrant as specified in its charter)

    Nevada                                  88-0440528
(State of Incorporation)             (I.R.S. Employer ID No.)

1200 W. Pender St., Suite 411, Vancouver, BC  Canada      V6E 2S9
(Address of Principal Executive Offices)                (Zip Code)


               Consulting and Legal Services Plan
                    (Full title of the Plan)

                    Chapman & Flanagan, Ltd.
                 777 N. Rainbow Blvd., Suite 390
                       Las Vegas, NV 89107
             (Name and address of agent for service)

                         (702) 650-5660
  (Telephone number, including area code, of agent for service)

Calculation of Registration Fee


 Title of     Amount to     Proposed     Proposed     Amount of
Securities        be        Maximum     Aggregate    Registration
   to be      Registered    Offering     Offering        Fee
Registered                 Price Per      Price
                           Share (1)

  Common      1,849,090      $0.11     $203,399.90     $50.85
   Stock        Shares
(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933. The Offering Price is estimated as the average of the bid and asked prices on August 28, 2001.

                             Part I
      Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering the following shares of its common stock to the following individuals for their consulting or legal services performed on the Company's behalf. The issuance of these shares is pursuant to a Consulting Services Plan or Legal Services Plan adopted by the Board of Directors on June 14, 2000. The Board has equated the number of shares to the value of the consulting or legal services provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plans are not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

     Campbell Gardiner    136,364 (consulting services)

     Firoz Jinnah         431,818 (consulting services)

     Daniel Louko         386,363 (consulting services)

     David McGoveran      125,000 (consulting services)

     Dennis Ringer        500,000 (consulting services)

     Richard Skrinde      254,545 (consulting services)

     Grant Weaver          15,000 (legal services)

Item 2. Registrant Information and Employee Plan Annual
Information

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Part II, Item 3 of this registration statement and (ii) other documents required to be delivered pursuant to Rule 428(b) of the Securities Act of 1933. The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                             Part II
       Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

          (a) The registrant's Form 10-KSB which includes the Company's audited financial statements for the year ended December 31, 2000, filed on April 12, 2001;

          (b) The registrant's Form 10-QSBA which includes the Company's financial statements for the period ended June 30, 2001, filed on October 1, 2001;

          (c) The registrant's Articles of Incorporation as filed with the Form 10-KSB on May 8, 2000;

          (d)     The registrant's By-Laws as filed with the Form
            10-KSB on May 8, 2000;

          (e)     The  registrant's Form 8-K filed  on  March  7,
            2000 and Form 8-K/A filed on May 8, 2000 concerning the Reorganization Agreement with Girne Acquisition Corp., and the change in the Company's name to Electronic Identification, Inc.; and

          (f) All other reports filed pursuant to the Securities Act of 1933 and Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the registration documents referred to above.

Item 4. Description of Securities.

Common Stock, $0.001 par value per share.

Item 5. Interest of Named Experts and Counsel.

The shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement have any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company, in most cases, for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The rights of common shareholders are defined in the Registrant's Articles of Incorporation which have been incorporated into this Registration Statement by reference (see Part II, Item 3). The Registrant does not intend for this Plan to be qualified under ERISA, and does not, therefore, intend to comply with the terms of ERISA.

Item 9. Undertaking.

The registrant makes the following undertakings:

     (a)       (1)   (i)   To  file, during any period  in  which
               offers or sales are being made, a post-effective amendment to this registration statement:

                    (ii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To  remove from registration by means of a  post-
          effective   amendment  any  of  the  securities   being
          registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section
          15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                           SIGNATURES

The  Registrant. Pursuant to the requirements of  the  Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Vancouver, B.C., Canada, on August 28, 2001.

(Registrant) Electronic Identification, Inc.

By (Signature and Title) Terry Kirby
                   Terry Kirby, President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Terry Kirby		President, Secretary,      August 28,2001
                        Treasurer and Director



                           PART III

			   EXHIBITS

Exhibit Number		Description
   5			Opinion re Legality by Chapman & Flanagan,
 			Ltd.

   23.1			Consent of Chapman & Flanagan, Ltd.
			(included in Exhibit 5)

   23.2			Consent of Independent Auditors, KPMG LLP